Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261599
PROSPECTUS SUPPLEMENT NO. 1
(to prospectus dated December 17, 2021)

10,000,000 Shares
Common Stock
Context Therapeutics Inc.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated December 17, 2021 (the “Prospectus”), related to the disposition, from time to time, by the selling stockholders identified in the Prospectus under the caption “Selling Stockholders” of up to 10,000,000 shares of our common stock, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 10, 2022 (the “Current Report”). Accordingly we have attached the Current Report to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on this prospectus supplement.
Our common stock is traded on the Nasdaq Capital Market under the symbol “CNTX.” On January 10, 2022, the last reported closing sale price of our common stock on the Nasdaq Capital Market was $2.42 per share.
We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus to read about factors you should consider before buying shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 11, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2022
_______________________

Context Therapeutics Inc.
(Exact name of registrant as specified in its charter)
_______________________

Delaware	001-40654	86-3738787
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3675 Market Street, Suite 200
Philadelphia, Pennsylvania 19104
(Address of principal executive offices including zip code)

(267) 225-7416
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading	Name of exchange
	Symbol	on which registered
Common Stock	CNTX	The Nasdaq Stock Market
$0.001 par value per share

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On January 10, 2022, Context Therapeutics Inc. updated its corporate presentation for use in meetings with investors, analysts and others. A copy of the corporate presentation is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.    Description
99.1            Context Therapeutics Inc. Corporate Presentation January 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2022	Context Therapeutics Inc.

By: /s/ Martin A. Lehr
Name: Martin A. Lehr
Title: Chief Executive Officer

Corporate Presentation January 2022 BRINGING CHANGE FOR FEMALE CANCERS

Forward Looking Statement Except for statements of historical fact, any information contained in this presentation may be a forward-looking statement that reflects the Company’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or the Company’s actual activities or results to differ significantly from those expressed in any forward-looking statement. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “plan”, “predict”, “expect,” “estimate,” “anticipate,” “intend,” “goal,” “strategy,” “believe,” “could”, “would”, “potential”, “project”, “continue” and similar expressions and variations thereof. Forward-looking statements may include statements regarding the Company’s business strategy, cash flows and funding status, potential growth opportunities, clinical development activities, the timing and results of preclinical research, clinical trials and potential regulatory approval and commercialization of product candidates. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot guarantee future events, results, actions, levels of activity, performance or achievements. 2 Nasdaq: CNTX These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in documents the Company has filed with the SEC. These forward-looking statements speak only as of the date of this presentation and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof. Certain information contained in this presentation may be derived from information provided by industry sources. The Company believes such information is accurate and that the sources from which it has been obtained are reliable. However, the Company cannot guarantee the accuracy of, and has not independently verified, such information. Trademarks: The trademarks included herein are the property of the owners thereof and are used for reference purposes only. Such use should not be construed as an endorsement of such products.

Executive Summary

# Company Highlights

| | |
|---|---|
| **Focus on Women's Oncology** | → Unmet clinical need in breast, ovarian, and endometrial cancers |
| **Lead Asset: ONA-XR** *oral PR antagonist* | → Progesterone receptor (PR) oncogenic signaling is associated with breast, ovarian, and endometrial cancer[1]<br>→ Onapristone is a progesterone receptor (PR) antagonist that suppresses PR oncogenic signaling[2]<br>→ Onapristone extended release (ONA-XR) is a proprietary, oral, extended-release form of onapristone<br>→ ONA-XR has been administered in over 128 subjects-to-date<br>→ ONA-XR being evaluated in four ongoing mid-stage clinical trials |
| **Second Asset: CLDN6 x CD3** *bispecific antibody* | → Claudin 6 (CLDN6) is a protein expressed in ovarian and endometrial cancer, but not in normal adult tissues<br>→ Developing a highly selective CLDN6 x CD3 bispecific antibody |
| **Path Forward** | → Multiple clinical inflection points in 2022<br>→ Cash runway into 2024 |

(1) Chiebowski, JAMA, 2010; Daniel, Oncogene, 2015
(2) Knutson, J Hem & Onc, 2017

3 Nasdaq: CNTX

Executive Summary

# Pipeline

| Cancer | Clinical Indication | Research | Phase 1 | Phase 2 | Phase 3 | Upcoming Milestones | FDA Fast Track |
|---|---|---|---|---|---|---|---|
| **ONA-XR (PR antagonist)[1]** | | | | | | | |
| Breast Cancer | **1L ER+,PR+,HER2-** ctDNA[high] | Phase 1b/2 Trial | | | | • Phase 1b data Mid 2022 | |
| | **2L/3L ER+,PR+,HER2-** Post-CDK4/6 inhibitor | Phase 2 Trial | | | | • Preliminary data 2H 2022 | |
| Ovarian Cancer | Recurrent PR+ Granulosa Cell | Phase 2 Trial | | | | • Preliminary data 2H 2022 | ✓ |
| Endometrial Cancer | Recurrent PR+ Endometrioid | Phase 2 Trial | | | | • Preliminary data Mid 2022 | |
| **CLDN6xCD3 bispecific antibody** | | | | | | | |
| | Ovarian & Endometrial Cancer | | | | | • IND enabling studies 2022 | |

(1) Tyligand Biosciences Ltd licensed rights to ONA-XR in China, HK, Macau

4 Nasdaq: CNTX

89,000 28,000 25,000 104,000 30,000 28,000 35,000 12,000 11,000 - 50,000 100,000 150,000 200,000 250,000 Breast Cancer Ovarian Cancer Endometrial Cancer P at ie nt s US EU5 JP2 Nasdaq: CNTX5 Executive Summary *Source: secondary epidemiologic estimates, 2020 estimates Market Opportunity Prevalence of Metastatic Female Hormone-Driven Cancers in G7 Countries (EU5, Japan, US) • We target large, underserved markets • Within the G7 countries, over 362,000 patients are living with metastatic breast, ovarian, or endometrial cancer

Nasdaq: CNTX6 Executive Summary Experienced Team • We believe that clinical development of ONA-XR is primarily a function of exacting clinical execution • Our CMO led the clinical development of multiple blockbuster drugs for female cancers, including Kisqali, Arimidex, and Afinitor • Our management team is supported by a Board with strong public company operating and governance experience Focus on Execution Martin Lehr CEO and Director Jennifer Minai, CPA Chief Financial Officer Alex Levit, Esq Chief Legal Officer Chris Beck, MBA SVP Operations Beth Nemchik, CPA Controller Mark Fletcher, PhD VP R&D Tarek Sahmoud, MD, PhD Chief Medical Officer Evan Dick, PhD SVP R&D

Lead Asset ONA-XR Progesterone Receptor Antagonist 7 Nasdaq: CNTX

Onapristone Extended Release (ONA-XR) Nasdaq: CNTX8 ONA-XR Mechanism of Action → Onapristone is a progesterone receptor (PR) antagonist that suppresses PR oncogenic signaling → PR oncogenic signaling is associated with breast, ovarian, and endometrial cancer → Onapristone is the only known clinical-stage full PR antagonist Market Opportunity → Breast, ovarian, and endometrial cancers are large and growing markets → Up to 70% of these cancer patients have progesterone receptor positive disease Dosing and Administration → ONA-XR is an extended-release (XR) tablet form of onapristone (ONA) → 50 mg tablets administered orally twice per day Focus on Clinical Execution → ONA-XR has been administered in over 128 subjects-to-date → ONA-XR is currently the subject of three ongoing Phase 2 trials and one ongoing Phase 1b/2 trial → Preliminary clinical data in 2022, with more advanced data in 2023 Intellectual Property → IP protection through at least 2034

ONA-XR

# Clinical Development Strategy

*Blocking cancer growth by combining antiestrogen and antiprogestin therapies*


Stimulus
Estrogen
Progesterone
Cancer Driver
Proliferation
Cell Survival
Immune System Suppression
Stemness
DNA Damage
Outcome
Cancer Growth and Metastasis

9 Nasdaq: CNTX

ONA-XR

# ONA-XR Evaluation in Breast Cancer Trials

| Treatment Line | Context Trial | Clinical Collaborator | Trial Status | Estimated Patients (US)[4] | Standard of Care (SOC) | Medical Need |
|---|---|---|---|---|---|---|
| **Adjuvant** (after primary disease treatment) | Window of Opportunity[1] | SOLTI Innovative Breast Cancer Research | Completed | >>250,000 | Antiestrogen | Enhance antiestrogen potency |
| **First-Line Metastatic** | 1L ER+,PR+,HER2- (ctDNA$^{high}$)[2] | Memorial Sloan Kettering Cancer Center | Enrolling Patients | 75,000 | Antiestrogen + CDK4/6i | Treat patients who are at high risk of early progression |
| **Second / Third Line Metastatic** | 2L/3L ER+,PR+,HER2- (post-CDK4/6i)[3] | Carbone Cancer Center University of Wisconsin School of Medicine and Public Health | Enrolling Patients | 35,000 | Fulvestrant or Fulvestrant + PI3Ka | Improve response rate and progression free survival |

**Developing ONA-XR as an Add-on to Antiestrogen Therapy Across Treatment Lines**

(1) NCT04142892; (2) NCT04872608; (3) NCT04738292
(4) Source: secondary epidemiologic estimates, 2020 estimates

10 Nasdaq: CNTX

ONA-XR

# ONA-XR Evaluation in Gynecologic Trials

| Cancer | Context Trial | Clinical Collaborator | Trial Status | Estimated Patients (US)[3] | Standard of Care (SOC) | Medical Need |
|---|---|---|---|---|---|---|
| Recurrent Endometrial | Combination with Anastrozole in PR+ patients[1] | Jefferson | Enrolling Patients | 25,000 | Lenvima + Keytruda | Limited treatment options after recurrence |
| Recurrent Granulosa Cell Tumor of Ovary | Combination with Anastrozole in PR+ patients[2] | Memorial Sloan Kettering Cancer Center | Monotherapy Phase Complete; Combination Study Enrolling Patients | 5,000 | Physician's Choice | No FDA approved products in recurrent setting |

**Developing ONA-XR as an Add-on to Antiestrogen Therapy Across Gynecologic Cancers**

(1) NCT04719273; (2) NCT03909152
(3) Source: secondary epidemiologic estimates, 2020 estimates

11 Nasdaq: CNTX

ONA-XR ONAWA (SOLTI-1802) Preliminary Data Nasdaq: CNTX12

ONAWA (SOLTI-1802) Preliminary Data

# Window of Opportunity Trial in Primary Breast Cancer


3 weeks
Screening
ONA-XR
50 mg orally
twice a day
Surgery
End of Study
Baseline Biopsy
Post-study Biopsy

**Key Eligibility Criteria**

- Post-menopausal women
- Histologically confirmed invasive breast carcinoma
- PR+, ER+, HER2- as per local assessment
- Local Ki67 ≥15%

Bellet et al., San Antonio Breast Cancer Symposium 2021

13 Nasdaq: CNTX

ONAWA (SOLTI-1802) Preliminary Data

# High PR Expression Associated with Treatment Response


PR ≤ 90%
Ki67
30
25
20
15
SCREENING
SURGERY
TIMEPOINTS
PR ≥ 90%
Ki67
30
25
15
10
-25%
SCREENING
SURGERY
TIMEPOINTS

Post-ONA-XR reduction in cell proliferation marker

ONA-XR treatment response was seen in the high PR patient population

Ki67 = marker of cell proliferation
Bellet et al., San Antonio Breast Cancer Symposium 2021

14 Nasdaq: CNTX

ONA-XR Shifted Tumors to a More Hormone-sensitive State A post-treatment switch to a more hormone-sensitive phenotype was observed, as shown by the increase Luminal A score at surgery (post-3 weeks of ONA-RX) and risk of recurrence (ROR) scores Nasdaq: CNTX15 ONAWA (SOLTI-1802) Preliminary Data The shift implies an increased chance of tumor responsiveness to combined anti-estrogen and ONA-XR therapy ROR-S: risk of recurrence based on gene expression; ROR-P: risk of recurrence based on tumor cell proliferation Bellet et al., San Antonio Breast Cancer Symposium 2021

Claudin 6 Program 16 Nasdaq: CNTX

Claudin 6

# CLDN6 x CD3 Bispecific Antibody Program

- Claudin-6 is a tumor-specific protein in adults
- Integrating Claudin-6 binding with the CD3 T-cell engager couples immunotherapy to tumor specific targeting
- Opportunity to be 1st/2nd in market based on current competition


Tumor cell
Lysis
T cell
CLDN6
Cytotoxic cytokines
CD3

**CLDN6 x CD3 bispecific antibody**

The bispecific antibody simultaneously binds to a CLDN6-expressing tumor cell and a cytotoxic T-cell. This brings the T-cell into proximity to the tumor cell. The T-cell, activated by CD3, releases cytotoxic cytokines that drive tumor cell death.

17 Nasdaq: CNTX

Claudin 6

# Competitive Landscape/Advantage

| | Context | Xencor | BioNTech |
|---|---|---|---|
| **Asset** | Confidential | Confidential | BNT211 |
| **Format** | CLDN6xCD3 Bispecific | CLDN6xCD3 Bispecific | CLDN6 CAR-T |
| **Stage** | Preclinical | Preclinical | Phase 1 |
| **Status** | Active | Active | Active[2] |
| **Selectivity CLDN6:9** | **>100x** | **10x[1]** | **7x** |

- Based on internal studies and published data, Context anti-CLDN6 binding is at least 10x more selective vs. CLDN9 than competitive anti-CLDN6 mAbs and bispecifics
- CLDN6:CLDN9 binding selectivity is a critical safety factor for CLDN6-targeted bispecific antibodies

Claudin 9 (CLDN9) is expressed in normal adult tissues, including the inner ear, olfactory epithelium, and pituitary gland. It is involved in hearing – a key reason for the importance of CLDN6:CLDN 9 selectivity.

The Company has performed head-to-head *in vitro* studies comparing BioNTech CLDN6 monoclonal antibodies. These antibodies were derived from publicly available reports published independent of the Company and may differ in material ways from the actual antibody that is in development.

(1) Faber et al., Proceedings: AACR Annual Meeting 2021; April 9-14, 2021
(2) BNT211: NCT04503278; BNT142 Ph 1 initiation 2H 2021 (ref: BioNTech Corp Presentation June 1, 2021)

18 Nasdaq: CNTX

Corporate 19 Nasdaq: CNTX

Upcoming Milestones ONA-XR Q4 2021 1H 2022 2H 2022 Breast – Window of Opportunity data presentation Breast – mechanism of action data presentation Breast – 1L (ctDNA enriched) Phase 1b trial update Endometrial – Phase 2 trial update Breast – 2L/3L (post-CDK4/6) Phase 2 trial update Granulosa Cell – combination Phase 2 trial update Nasdaq: CNTX20 Corporate Claudin 6 Q4 2021 1H 2022 2H 2022 Preclinical update

Nasdaq: CNTX21 Corporate Investment Highlights Female Cancers Large Unmet Need Progesterone Receptor and Claudin 6 High Value Targets Multiple Data Readouts in 2022 Near-Term Milestones Deep Domain Experience, Track Record of Success Strong Team Expected cash runway into 2024 Financial Strength

BRINGING CHANGE FOR FEMALE CANCERS © CONTEXT THERAPEUTICS 2022